UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 24, 2009

Commission File Number: 1-9852

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CHASE CORPORATION

(Exact name of registrant as specified in its charter)

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Massachusetts	11-1797126
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Office) (Zip Code)

(508) 279-1789

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 1.01 – Entry into a Material Definitive Agreement

On June 24, 2009, Chase Corporation (the “Company”) sold property (building and land) to ChaseBay Real Estate Holdings, Inc. (“ChaseBay”) for a purchase price of $1,370,000.   The building and land are located in West Bridgewater, MA and are currently being occupied by Sunburst Electronics Manufacturing Solutions, Inc. (“Sunburst”).   Andrew Chase, President of Sunburst, and partner of ChaseBay is the son of Edward L. Chase (deceased), the brother of Peter R. Chase (the President and CEO of the Company) and a Trustee of the Edward L. Chase Revocable Trust (the “Trust”).  The Trust is 100% owner of Sunburst and is a significant shareholder of Chase Corporation, holding 1,157,902 shares of the Company’s common stock as of the date of this transaction.

The terms and conditions of the sale transaction were determined through arm’s length negotiations among the Company and ChaseBay.  The transaction was reviewed and approved by an independent committee of the Chase Corporation Board of Directors which concluded that the sale price was appropriate given a recent market appraisal of the land and building performed by an independent third party valuation firm.

The sale of the property will result in an accounting charge for the Company of approximately $262,000, which will be recorded in the third quarter ending May 31, 2009 and represents the write down of the book value of the land and building sold at its current market value, as required by generally accepted accounting principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

By:	/s/ KENNETH L. DUMAS
Kenneth L. Dumas Chief Financial Officer and Treasurer

Date:  June 30, 2009